Exhibit 99.7
SCHEDULE OF TRANSACTIONS

The following table sets forth all transactions in the shares of Common Stock effected by the Reporting Persons during the past 60 days. All such transactions were effected in the open market through a broker.

Reporting Person	Title of Security	Date of Transaction	Nature of Transaction	Quantity	Price
VGEM	Common Stock	06/27/2025	Sell	155,000	$44.00
VLFM	Common Stock	06/27/2025	Sell	61,690	$44.00
Opportunities Fund	Common Stock	06/27/2025	Sell	3,283,310	$44.00
VGOL	Common Stock	07/01/2025	Buy	16,644	$42.145
VLFM	Common Stock	07/01/2025	Sell	16,644	$42.145
VGEII	Common Stock	07/01/2025	Buy	6,794	$42.2819(1)
VGOL	Common Stock	07/01/2025	Buy	38,387	$42.2819(1)
VLFM	Common Stock	07/01/2025	Buy	2,364	$42.2819(1)

(1) This transaction was executed in multiple trades at prices ranging from $41.925 to $42.655, inclusive. The price reported above reflects the weighted average purchase price. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the SEC, upon request, full information regarding the number of shares of Common Stock purchased at each separate price within the range set forth herein.